Exhibit 21.1

SUBSIDIARIES OF HUB CYBER SECURITY (ISRAEL) LTD.

Name of Subsidiary	Jurisdiction of Organization
HUB Security Ltd.	Israel
ALD Manpower Solutions Ltd	Israel
ALD Software Ltd	Israel
ALD College Ltd	Israel
QPoint Technologies Ltd	Israel
QPoint Solutions Ltd	Israel
Aginix Engineering & Project Management Ltd	Israel
Sensecom Consulting & Project Management Ltd	Israel
Integral Tele-management Services Ltd.	Israel
HUB Security, Inc.	California, USA
AeroTitan LLC	Russia
Comsec Ltd.	Israel
Comsec Distribution Ltd.	Israel
Comsec International Information Security B.V	The Netherlands
Comsec Consulting Limited UK	United Kingdom